Exhibit 99.1

NEWS RELEASE
Cabot Oil & Gas Corporation
1200 Enclave Parkway, Houston, Texas 77077 P. O. Box 4544, Houston, Texas 77210-4544 (281) 589-4600

FOR RELEASE	FOR MORE INFORMATION CONTACT
February 15, 2007	Scott Schroeder (281) 589-4993

Cabot Oil & Gas Reports Record Year-End Results

HOUSTON, February 15, 2007—Cabot Oil & Gas Corporation (NYSE: COG) today announced the results for an excellent 2006 on nearly all of the reported metrics.

•	The Company reported net income of $321.2 million, including a gain from the sale of assets totaling $145.1 million, after-tax.

•	Year-end reserves totaled 1,416 Bcfe, the highest ever reported, on the strength of an all-in reserve replacement ratio of 273 percent.

•	Absolute production growth was 4.6 percent with total production being 88.2 Bcfe.

•	Total drilling finding cost was $1.97 per Mcfe.

•	Year-end total debt to capitalization ratio reached an all-time low of 20 percent (with net debt to capitalization being 17.3 percent).

“When I reflect on the year, we made progress in many different areas that culminated with a very successful year,” commented Dan O. Dinges, Chairman, President and Chief Executive Officer. “And now with the lower risk portfolio we have, I believe we are positioned for multiple years of successful drilling with growth off of the new base in production and reserves at a very competitive finding cost.”

Full year results

Cabot Oil & Gas Corporation reported record net income of $321.2 million, or $6.64 per share, which exceeded the prior year’s net income of $148.4 million or $3.04 per share. In addition to the $145.1 million earnings contribution from the sale of certain south Louisiana, offshore and other properties, the year-over-year increase in net income is the result of increased production, along with higher realized prices for both natural gas and crude oil.

Cash flow from operations and discretionary cash flow for the year were $357.1 million and $356.9 million, respectively, both slightly below the figures reported in the prior year. The comparable cash flow figures in 2005 were $364.6 million for cash flow from operations and $374.4 million for discretionary cash flow.

“Our strategy to migrate our portfolio toward a more predictable, lower risk model culminated with the asset sale,” said Dinges. “The early success of the transition is evident in Cabot’s growing production profile and the high drilling success rate,” said Dinges. “We grew total company production (4.6 percent) for the first time since 2002, even after removing a full quarter of production due to the sale. The retained properties in the portfolio experienced production growth of about 17 percent on a comparable basis year-over-year.”

For the full year, natural gas price realizations were $7.13 per Mcf, compared to $6.74 per Mcf in 2005, although there was a significant decline in price indexes between 2006 and 2005. A hedge position covering a portion of production with an $8.25 per Mcf floor, led to the better realizations in 2006, versus a reduction from index prices that occurred in 2005. Oil realizations improved due to the expiration of lower price hedges in 2005. The Company realized $65.03 per barrel versus $44.19 per barrel.

“Expenses overall trended higher due to the inflationary pressures in the sector and competition for personnel,” stated Dinges. “Operating expenses were up about 10 percent year-over-year with increases occurring in DD&A, G&A, direct operations and stock compensation, offset by lower exploration expense due to the strategic drilling change.”

Fourth Quarter

The Company reported net income of $32.1 million, or $0.67 per share, for the fourth quarter compared to last year’s record of $58.5 million, or $1.20 per share. The lower results were due to a 19 percent decline in realized natural gas prices, partially offset by increased oil prices, and a decline in the Gulf Coast region production due to the asset sale that removed over 36 Mmcfe per day (3.3 Bcfe), beginning October 1, 2006.

Selected Items (see attached reconciliation for selected items)

The selected items that impacted the quarter and full year earnings figures, included a gain on sale of assets and an impairment of an oil and gas property in the 2006 full year period. Removing the effect of these items, the net income comparison for 2006 versus 2005 would have been $178.5 million, or $3.69 per share, versus $144.3 million, or $2.95 per share. The quarter comparison for net income would have been $33.3 million, or $0.69 per share, and $53.1 million, or $1.09 per share.

Balance Sheet

Cabot used the proceeds from the sale of the properties to repay outstanding debt on its revolver, repurchase shares, fund its capital program and pay the related tax liability. At year-end, debt totaled $240 million, down from last year’s $340 million. Additionally, Cabot repurchased nearly 1.1 million shares at a weighted average price of $42.71 per share during 2006. “When we have seen opportunity in our stock, we have made it a practice to repurchase it in the open market,” said Dinges. “The share repurchase in 2006 had the effect of buying reserves in the ground at about $1.80 per Mcfe, which is very competitive with our reported finding cost.”

Reserves

Once again, the Company has organically replaced reserves. Cabot’s reserves increased six percent to 1,416.1 Bcfe in 2006, up 12 percent, after removing the divestiture of 68 Bcfe in the Gulf Coast from the beginning balance. Finding costs were $1.97 for drilling, $2.09 for drilling and revisions and $2.10 for drilling, revisions and purchases. “Embedded in these numbers are 18.4 Bcfe of negative revisions due to a short-term price drop at year-end, which added $0.15 to the finding cost amount,” commented Dinges.

The Company’s 273 percent all-in reserve replacement comes primarily from drilling additions of 253 Bcfe that came from a 96 percent successful drilling program. “These favorable results are evidence of a successfully balanced portfolio achieved by divesting non-strategic properties and replacing them with lower cost, repeatable drilling opportunities,” stated Dinges. “The PUD percentage rose two percent due to our expanding drilling program.”

Conference Call

Listen in live to Cabot Oil & Gas Corporation’s 2006 year-end and fourth quarter financial and operating results discussion with financial analysts on Friday, February 16, at 9:30 a.m. EST (8:30 a.m. CST) at www.cabotog.com. A teleconference replay will also be available at (800) 642-1687, (U.S./Canada) or (706) 645-9291 (International), pass code 6650466. A replay will be available through Monday, February 19, 2007. The latest financial guidance, including the Company’s hedge positions, along with a replay of the web cast, which will be archived for one year, are available in the investor relations section of the Company’s website at www.cabotog.com.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas is a leading independent natural gas producer with substantial interests in the Gulf Coast, including Texas and Louisiana; the West, with the Rocky Mountains and Mid-Continent; the East and in Canada. For additional information, visit the Company’s Internet homepage at www.cabotog.com.

The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company’s Securities and Exchange Commission filings.

CABOT OIL & GAS RESULTS — Page 5

OPERATING DATA

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
PRODUCED NATURAL GAS (Bcf) & OIL (MBbl)
Natural Gas
East	6.0	5.7	23.5	21.4
Gulf Coast (excluding sold properties)	6.1	4.2	21.0	15.1
West	6.3	5.9	23.6	23.2
Canada	0.8	0.4	2.6	1.2

Subtotal	19.2	16.2	70.7	60.9
Attributable to Asset Sale	—	2.9	9.0	13.0

Total	19.2	19.1	79.7	73.9

Crude/Condensate/Ngl
East	5	7	24	27
Gulf Coast (excluding sold properties)	139	69	457	309
West	47	45	214	172
Canada	5	4	13	18

Subtotal	196	125	708	526
Attributable to Asset Sale	—	270	707	1,221

Total	196	395	1,415	1,747

Equivalent Production (Bcfe)	20.4	21.5	88.2	84.4

PRICES
Average Produced Gas Sales Price ($/Mcf)
East	$7.69	$11.06	$7.99	$8.02
Gulf Coast	$7.24	$6.73	$7.37	$6.38
West	$5.68	$7.82	$6.05	$6.00
Canada	$6.37	$8.89	$6.18	$6.79
Total (1)	$6.83	$8.42	$7.13	$6.74
Crude/Condensate Price ($/Bbl)
East	$56.61	$56.36	$62.03	$53.84
Gulf Coast	$56.25	$43.13	$65.44	$42.81
West	$57.73	$58.70	$63.36	$55.37
Canada	$49.82	$47.08	$60.55	$43.39
Total (1)	$56.48	$45.09	$65.03	$44.19
WELLS DRILLED
Gross	86	87	387	316
Net	59	70	307	247
Gross Success Rate	92%	94%	96%	95%

(1)	These realized prices include the realized impact of derivative instrument settlements.

CABOT OIL & GAS RESULTS — Page 6

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Operating Revenues
Natural Gas Production	$131,166	$161,611	$568,097	$499,177
Brokered Natural Gas	26,262	37,837	93,651	98,605
Crude Oil and Condensate	11,097	25,098	91,380	82,348
Other	3,157	536	8,860	2,667

	171,682	225,082	761,988	682,797
Operating Expenses
Brokered Natural Gas Cost	23,451	33,634	83,375	87,183
Direct Operations - Field and Pipeline	19,312	18,579	74,790	61,750
Exploration	9,425	14,444	49,397	61,840
Depreciation, Depletion and Amortization	31,988	30,932	140,092	121,424
Impairment of Oil & Gas Properties	3,886	—	3,886	—
General and Administrative (excluding Stock-Based Compensation)	10,715	7,518	37,010	28,028
Stock-Based Compensation (1)	8,971	2,793	21,158	9,622
Taxes Other Than Income	10,912	17,240	55,351	54,293

	118,660	125,140	465,059	424,140
Gain on Sale of Assets (2)	2,073	—	232,017	74

Income from Operations	55,095	99,942	528,946	258,731
Interest (Income) / Expense and Other	(710)	7,036	18,441	22,497

Income Before Income Taxes	55,805	92,906	510,505	236,234
Income Tax Expense	23,679	34,401	189,330	87,789

Net Income	$32,126	$58,505	$321,175	$148,445

Net Earnings Per Share - Basic	$0.67	$1.20	$6.64	$3.04
Weighted Average Common Shares Outstanding	47,966	48,831	48,402	48,856

(1)	Includes the impact of the Company’s performance share and restricted stock amortization. In addition, the 2006 figures include expense related to stock options and stock appreciation rights following the adoption of SFAS 123(R).

(2)	Gain on Sale of Assets is primarily due to the sale of offshore and certain south Louisiana properties.

CABOT OIL & GAS RESULTS — Page 7

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

(In thousands)

	December 31, 2006	December 31, 2005

Assets
Current Assets	$315,682	$230,312
Property, Equipment and Other Assets	1,487,897	1,245,471
Deferred Income Taxes	30,912	19,587

Total Assets	$1,834,491	$1,495,370

Liabilities and Stockholders’ Equity
Current Liabilities	$251,027	$218,584
Long-Term Debt, excluding Current Maturities	220,000	320,000
Deferred Income Taxes	347,430	289,381
Other Liabilities	70,836	67,194
Stockholders’ Equity	945,198	600,211

Total Liabilities and Stockholders’ Equity	$1,834,491	$1,495,370

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

(In thousands)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Cash Flows From Operating Activities
Net Income	$32,126	$58,505	$321,175	$148,445
Unrealized Gain on Derivatives	—	(8,677)	—	(6,626)
Impairment of Oil & Gas Properties	3,886	—	3,886	—
Income Charges Not Requiring Cash	40,997	33,581	161,363	131,227
Gain on Sale of Assets	(2,073)	—	(232,017)	(74)
Deferred Income Tax Expense	21,568	21,403	53,082	39,628
Changes in Assets and Liabilities	(101,146)	(1,807)	9,703	(9,880)
Stock-Based Compensation Tax Benefit	(3,729)	—	(9,485)	—
Exploration Expense	9,425	14,444	49,397	61,840

Net Cash Provided by Operations	1,054	117,449	357,104	364,560

Cash Flows From Investing Activities
Capital Expenditures	(122,810)	(109,802)	(467,430)	(351,306)
Proceeds from Sale of Assets	6,487	—	329,474	996
Exploration Expense	(9,425)	(14,444)	(49,397)	(61,840)

Net Cash Used in Investing	(125,748)	(124,246)	(187,353)	(412,150)

Cash Flows From Financing Activities
Sale of Common Stock Proceeds	2,615	498	6,235	4,586
Net (Decrease) / Increase in Debt	(160,000)	60,000	(100,000)	70,000
Decrease in Book Overdrafts	—	(25,691)	—	—
Purchase of Treasury Stock	—	(18,612)	(46,492)	(19,183)
Stock-Based Compensation Tax Benefit	3,729	—	9,485	—
Dividends Paid	(1,919)	(1,959)	(7,751)	(7,213)

Net Cash (Used In) / Provided by Financing	(155,575)	14,236	(138,523)	48,190

Net (Decrease) / Increase in Cash and Cash Equivalents	$(280,269)	$7,439	$31,228	$600

CABOT OIL & GAS RESULTS — Page 8

Selected Item Review and Reconciliation of Net Income and Earnings Per Share

(In thousands, except per share amounts)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
As Reported - Net Income	$32,126	$58,505	$321,175	$148,445
Reversal of Selected Items, Net of Tax:
Impairment of Oil & Gas Properties	2,429	—	2,429	—
Gain on Sale of Assets	(1,296)	—	(145,102)	(46)
Unrealized Gain on Derivatives	—	(5,374)	—	(4,108)

Net Income Excluding Selected Items	$33,259	$53,131	$178,502	$144,291

As Reported - Net Earnings Per Share	$0.67	$1.20	$6.64	$3.04
Per Share Impact of Reversing Selected Items	0.02	(0.11)	(2.95)	(0.09)

Net Earnings Per Share Including Reversal of Selected Items	$0.69	$1.09	$3.69	$2.95

Weighted Average Common Shares Outstanding	47,966	48,831	48,402	48,856

Discretionary Cash Flow Calculation and Reconciliation

(In thousands)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Discretionary Cash Flow
As Reported - Net Income	$32,126	$58,505	$321,175	$148,445
Plus / (Less):
Unrealized Gain on Derivatives	—	(8,677)	—	(6,626)
Impairment of Oil & Gas Properties	3,886	—	3,886	—
Income Charges Not Requiring Cash	40,997	33,581	161,363	131,227
Gain on Sale of Assets	(2,073)	—	(232,017)	(74)
Deferred Income Tax Expense	21,568	21,403	53,082	39,628
Exploration Expense	9,425	14,444	49,397	61,840

Discretionary Cash Flow	105,929	119,256	356,886	374,440
Changes in Assets and Liabilities	(101,146)	(1,807)	9,703	(9,880)
Stock-Based Compensation Tax Benefit	(3,729)	—	(9,485)	—

Net Cash Provided by Operations	$1,054	$117,449	$357,104	$364,560

Net Debt Reconciliation

(In thousands)

	December 31, 2006	December 31, 2005
Current Portion of Long-Term Debt	$20,000	$20,000
Long-Term Debt	220,000	320,000

Total Debt	$240,000	$340,000
Stockholders’ Equity	945,198	600,211

Total Capitalization	$1,185,198	$940,211

Total Debt	$240,000	$340,000
Less: Cash and Cash Equivalents	(41,854)	(10,626)

Net Debt	$198,146	$329,374

Net Debt	$198,146	$329,374
Stockholders’ Equity	945,198	600,211

Total Adjusted Capitalization	$1,143,344	$929,585

Total Debt to Total Capitalization Ratio	20.2%	36.2%
Less: Impact of Cash and Cash Equivalents	2.9%	0.8%

Net Debt to Adjusted Capitalization Ratio	17.3%	35.4%